Western Asset Variable Rate Strategic Fund Inc.

Changes to Investment Performance Benchmarks Announced

NEW YORK  (BUSINESS WIRE)  May 17, 2007

Western Asset Global High Income Fund Inc. (NYSE: EHI); Western Asset Global Partners Income Fund Inc. (NYSE: GDF); Western Asset High Income Fund Inc. (NYSE: HIF); Western Asset High Income Fund II Inc. (NYSE: HIX); Western Asset High Income Opportunity Fund Inc. (NYSE: HIO); Western Asset Managed High Income Fund Inc. (NYSE: MHY); Western Asset Variable Rate Strategic Fund Inc. (NYSE: GFY); and Western Asset Zenix Income Fund Inc. (NYSE: ZIF) today announced the following changes to the Funds benchmark indexes effective June 1, 2007. In the opinion of the Funds investment sub-advisor, these changes will provide for broader, more effective benchmark indexes for the Funds and more accurate reflections of the portfolio strategies with which the Funds are managed.

Western Asset High Income Opportunity Fund Inc. (NYSE: HIO), Western Asset Managed High Income Fund Inc. (NYSE: MHY) and Western Asset Zenix Income Fund Inc. (NYSE: ZIF) announced a change to the benchmark index of the Funds to the Lehman Brothers High Yield Issuer 2% Cap Index. Previously, the Funds benchmark index had been the Citigroup High Yield Market Index.

Western Asset Global Partners Fund Inc. (NYSE: GDF), Western Asset High Income Fund Inc. (NYSE: HIF) and Western Asset High Income Fund II Inc. (NYSE: HIX) announced a change to the benchmark indexes of the Funds to the Lehman Brothers High Yield Issuer 2% Cap Index and the JP Morgan Emerging Markets Bond Index Global. The previous benchmarks for Western Asset Global Partners Fund Inc. were the Citigroup High Yield Market Index and the JP Morgan Emerging Markets Bond Index Global. The previous benchmarks for Western Asset High Income Fund Inc. were the Citigroup High Yield Market Index and the JP Morgan Emerging Markets Bond Index Plus (EMBI+). The previous benchmark for Western Asset High Income Fund II Inc. was the Citigroup High Yield Market Index.

Western Asset Global High Income Fund Inc. (NYSE: EHI) announced a change to the benchmark indexes of the Fund to the Lehman US Aggregate Index, the Lehman Brothers High
Yield 2% Cap Index, and the JP Morgan Emerging Markets Bond
Index Global. Previously, the Funds benchmark index had been the Lehman Brothers US Aggregate Index.

Western Asset Variable Rate Strategic Fund Inc. (NYSE: GFY) announced a change to the Funds benchmark index to the Merrill Lynch Constant Maturity 3-Month LIBOR Index.
Previously, the Funds benchmark index had been the Lehman
Brothers US Aggregate Index.
Each of the Funds is a closed-end investment company, managed by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc., and sub-advised by Western Asset Management Company, an affiliate of the investment manager.
For more information on the Funds, please contact our Investor Relations Group at 1-888-777-0102 or consult the Funds' web site at www.leggmason.com.

Symbols:  NYSE: EHI; GDF; GFY; HIF; HIO; HIX; MHY; ZIF

Contact:
Legg Mason & Co., LLC
Brenda Grandell
Director, Closed-End Funds
212-291-3775